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                                                                EXHIBIT (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Cash Management Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-56805 on Form N-1A of our report dated February 22, 2006, relating to the financial statements and financial highlights of Seligman Cash Management Fund, Inc. appearing in the Annual Report on Form N-CSR of Seligman Cash Management Fund, Inc. for the year ended December 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
April 25, 2006